THIRD AMENDMENT TO CREDIT AGREEMENT
THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of September 30, 2014, is entered into by and among CINCINNATI BELL INC., an Ohio corporation (the “Borrower”), the Guarantors signatories hereto, the Lenders signatories hereto and BANK OF AMERICA, N.A., as Administrative Agent and an L/C Issuer, and PNC BANK, NATIONAL ASSOCIATION, as Swingline Lender and an L/C Issuer.
RECITALS
A.    The Borrower, the Guarantors, the Lenders, the Swingline Lender, the L/C Issuers and the Administrative Agent are party to that certain Credit Agreement dated as of November 20, 2012 (as amended by that certain First Amendment to Credit Agreement dated as of September 10, 2013, as amended by that certain Second Amendment to Credit Agreement dated as of June 23, 2014 and as further amended, modified, restated or supplemented from time to time prior to the Third Amendment Effective Date, the “Existing Credit Agreement”).
B.    The Borrower has requested that the Lenders amend the Existing Credit Agreement as set forth herein.
C.    The parties hereto have agreed to amend the Existing Credit Agreement as set forth herein.
AGREEMENT
NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.	CERTAIN DEFINITIONS
1.Certain Definitions. The following terms used in this Amendment, including its preamble and recitals, have the following meanings:
“Amended Credit Agreement” means the Existing Credit Agreement as amended hereby.
“Third Amendment Effective Date” shall have the meaning assigned to such term in the introductory paragraph of Article III hereof.
2.Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Amended Credit Agreement.

II.	AMENDMENTS TO EXISTING CREDIT AGREEMENT
Subject to the satisfaction of the condition precedent set forth in Article III hereof, as of the date hereof the Existing Credit Agreement is hereby amended as follows:
1.Section 1.01 of the Existing Credit Agreement is hereby amended to include the following definitions in appropriate alphabetical order:
“Designated Wireless Subsidiary” means any subsidiary of the Borrower (including, as applicable, Wireless LLC) (i) that is designated by the Borrower in a written notice given to the Administrative Agent on or at any time after the initial closing of the sale of spectrum assets pursuant to a Wireless Disposition of the type referred to in clause (a) of the definition of such term and (ii) substantially all the Property of which consists of (or will upon prompt completion of transfers and contributions contemplated at the time of such designation consist of) Transitional Wireless Assets and/or cash and Cash Equivalents.

“Transitional Wireless Assets” means, in connection with any Wireless Disposition referred to in clause (a) of the definition of such term that involves sales or transfers to a purchaser to be effected in more than one step, wireless towers, tower leases, customer relationships and other Property of Wireless LLC that remain indirectly owned (including by Wireless LLC) by the Borrower for a period of time after the consummation of the sale and transfer of spectrum assets to the purchaser and pending the subsequent transfer to such purchaser, or other termination, cancellation or disposition of, such retained assets.
2.The last two sentences of the definition of “Subsidiary” in Section 1.01 of the Existing Credit Agreement are hereby amended in their entirety as follows:
Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower (but shall not include (x) CyrusOne or any of the other CyrusOne Subsidiaries or (y) any Designated Wireless Subsidiary). Notwithstanding anything to the contrary set forth herein, (i) “Subsidiary” shall not include any employee benefit plan or any trust related to such plan, (ii) none of the CyrusOne Subsidiaries or, except as specified in Section 7.01, any Designated Wireless Subsidiary shall constitute a “Subsidiary” of the Borrower for any purpose under this Agreement or shall be subject to any of representations and warranties, affirmative or negative covenants or Event of Default provisions of this Agreement and (iii) the assets, results of operations and indebtedness of the CyrusOne Subsidiaries and any Designated Wireless Subsidiary and will not be taken into account for the purposes of determining compliance with the financial covenants set forth in Section 8.11 (it being understood that the designation and capitalization of a Designated Wireless Subsidiary will be treated as a Specified Transaction as contemplated by the definition of “Pro-Forma Basis” hereunder).
3.The second parenthetical phrases in each of Sections 7.01(a) and (b) of the Existing Credit Agreement are hereby amended in their entirety as follows:
(which will include (i) the CyrusOne Subsidiaries unless the Deconsolidation Date has occurred and (ii) any Designated Wireless Subsidiary)
4.Section 7.02(b) of the Existing Credit Agreement is hereby amended in its entirety as follows:
(b)    concurrently with the delivery of the financial statements referred to in Section 7.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended December 31, 2012), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and, if such financial statements include the assets, liabilities and income or results of operations of a Designated Wireless Subsidiary, an unaudited reconciliation showing the effect, on a pro forma basis, of not including such Designated Wireless Subsidiary in such financial statements;
5.Section 8.02(g) of the Existing Credit Agreement is hereby amended in its entirety as follows:
(g)    (i) Investments of cash and Cash Equivalents by the Borrower or any Subsidiary of the Borrower in a Designated Wireless Subsidiary in an aggregate amount not to exceed $35,000,000; provided that as of the date of any such Investment the Borrower shall have determined that such Investment is reasonably necessary to fund the operations of such Designated Wireless Subsidiary during the applicable wind down period for such business pending completion of the final sale and transfer of the applicable Transitional Wireless Assets, and (ii) if such Designated Wireless Subsidiary is not Wireless LLC, the contribution and transfer of Transitional Wireless Assets to such Designated Wireless Subsidiary;
6.Section 8.05(c) of the Existing Credit Agreement is hereby amended in its entirety as follows:

(c)    so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, a Wireless Disposition; provided that (A) 75% of the consideration paid in connection with any such Disposition (other than a Wireless Disposition referred to in clause (b) of the definition of such term) shall be in the form of cash or Cash Equivalents, (B) the aggregate amount of all consideration paid or to be paid in connection with such Disposition shall be in an amount not less than the fair market value of the Property disposed of (as determined in good faith by the Borrower) and (C) the Loan Parties shall apply (or cause to be applied) an amount equal to the Net Cash Proceeds of such Disposition to (1) make Eligible Reinvestments within the applicable Application Period or (2) prepay the Loans or prepay or purchase other Prepayable Indebtedness, in each case in accordance with the terms of Section 2.05(b)(ii)(D) (and subject to the provisos in Section 2.05(b)(iii)(B));

III.	CONDITIONS PRECEDENT TO EFFECTIVENESS
This Amendment shall become effective as of the date hereof (the “Third Amendment Effective Date”) when each of the following conditions precedent has been satisfied:
1.Execution of Counterparts of Amendment. The Administrative Agent shall have received counterparts of this Amendment which collectively shall have been duly executed on behalf of the Borrower, each of the Guarantors, the Required Lenders and the Administrative Agent.
2.Fees and Expenses. The Borrower shall have paid to the Administrative Agent any and all reasonable out-of-pocket costs (to the extent invoiced at least 2 Business Days prior to the Third Amendment Effective Date) incurred by the Administrative Agent or Merrill Lynch (including the reasonable fees and expenses of the Administrative Agent’s legal counsel) and all other fees and other amounts payable to the Administrative Agent or Merrill Lynch, in each case in connection with the arrangement, negotiation, preparation, execution and delivery of this Amendment.

IV.	MISCELLANEOUS
1.Effect of Amendment. Except as expressly modified and amended in this Amendment, all of the terms, provisions and conditions of the Loan Documents shall remain unchanged and in full force and effect. On and after the Third Amendment Effective Date, any reference in the Loan Documents or any and all other documents thereafter executed and delivered pursuant to the terms of the Loan Documents to the “Credit Agreement” shall be deemed to refer to the Amended Credit Agreement.
2.Construction. This Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Amended Credit Agreement.
3.Reaffirmation of Loan Party Obligations. Each Loan Party hereby ratifies the Amended Credit Agreement and acknowledges and reaffirms that (i) it is bound by all terms of the Amended Credit Agreement and (ii) it is responsible for the observance and full performance of the Obligations. Without limiting the generality of the proceeding sentence, (i) each of the Guarantors confirms that it jointly and severally guarantees the prompt payment when due of all Obligations, in accordance with, and pursuant to the terms of, Article IV of the Amended Credit Agreement and (ii) each of the Loan Parties agrees that all references in the Collateral Documents to the term “Secured Obligations” shall be deemed to include all of the obligations of the Loan Parties to the Lenders and the Administrative Agent, whenever arising, under the Amended Credit Agreement, the Collateral Documents or any of the other Loan Documents (including, but not limited to, any interest, expenses and cost and charges that accrue after the commencement by or against any Loan Party or any Affiliate thereof or any proceedings under any Debtor Relief Laws naming such Person as the debtor in such proceeding).
4.Counterparts. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

5.GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
6.Binding Effect. This Amendment, the Amended Credit Agreement and the other Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. These Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. Except as expressly modified and amended in this Amendment, all the terms, provisions and conditions of the Loan Documents shall remain unchanged and shall continue in full force and effect.
7.Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:	CINCINNATI BELL INC.,
an Ohio corporation

	By:	/s/ Christopher C. Elma
Name: Christopher C. Elma
Title: Vice President, Treasury and Tax

GUARANTORS:		CINCINNATI BELL TELECOMMUNICATION SERVICES LLC, an Ohio limited liability company

CINCINNATI BELL ENTERTAINMENT INC.,
an Ohio corporation

CINCINNATI BELL WIRELESS, LLC,
an Ohio limited liability company

CINCINNATI BELL TECHNOLOGY SOLUTIONS INC.,
a Delaware corporation

CINCINNATI BELL ANY DISTANCE INC.,
a Delaware corporation

CBTS SOFTWARE LLC,
a Delaware limited liability company

EVOLVE BUSINESS SOLUCTIONS LLC,
an Ohio limited liability company

CINCINNATI BELL ANY DISTANCE OF VIRGINIA
LLC,
a Virginia limited liability company

DATA CENTER INVESTMENTS INC.,
a Delaware corporation

DATA CENTERS SOUTH INC.,
a Delaware corporation

DATA CENTER INVESTMENT HOLDCO LLC,
a Delaware limited liability company

DATA CENTERS SOUTH HOLDING LLC,
a Delaware limited liability company

	By:	/s/ Christopher C. Elma
Name: Christopher C. Elma
Title: Vice President, Treasury and Tax

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.
as Administrative Agent

	By:	/s/ Chris Joseph
Name: Chris Joseph
Title: Vice President

LENDER:	[Lender signature pages on file with the Administrative Agent]